Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:  26923LAA0

CREDIT AGREEMENT

Dated as of June 26, 2018

among

ETG ACQUISITION CORP.,
as Borrower,

SOUTH JERSEY INDUSTRIES, INC.,
as Guarantor,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND
TD SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Book Runners

(continued)

		Page

ARTICLE III

[RESERVED]

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01	Conditions to Effectiveness	41
SECTION 4.02	Conditions Precedent to Funding	43
SECTION 4.03	Availability	45
SECTION 4.04	Reliance on Certificates	45

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01	Representations and Warranties of the Borrower	46

ARTICLE VI

COVENANTS OF THE BORROWER

SECTION 6.01	Affirmative Covenants	51
SECTION 6.02	Negative Covenants	54
SECTION 6.03	Reporting Requirements	55
SECTION 6.04	Financial Covenants	58

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01	Events of Default	58
SECTION 7.02	Upon an Event of Default	60
SECTION 7.03	Rights and Remedies Cumulative; Non-Waiver; Etc	60

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01	Appointment and Authority	61
SECTION 8.02	Rights as a Lender	61
SECTION 8.03	Exculpatory Provisions	62
SECTION 8.04	Reliance by Administrative Agent	63

(continued)

(continued)

		Page

SECTION 10.08	Stay of Acceleration	87
SECTION 10.09	Condition of Borrower	87
SECTION 10.10	Representations and Warranties	87
SECTION 10.11	Termination	87

EXHIBITS

EXHIBIT A-	Form of Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Solvency Certificate
EXHIBIT D	Form of Notice of Account Designation
EXHIBIT E	Form of Notice of Conversion/Continuation
EXHIBIT F	Form of Assignment and Assumption
EXHIBIT G	Form of Compliance Certificate
EXHIBIT I	Form of Tax Compliance Certificate

SCHEDULES

SCHEDULE I	Commitment Schedule
SCHEDULE II	Ownership

CREDIT AGREEMENT

This CREDIT AGREEMENT (as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time, this “Agreement”) dated as of June 26, 2018, among ETG ACQUISITION CORP., a New Jersey corporation and a newly formed, wholly owned domestic subsidiary of the Company (as defined below) (the “Borrower”), SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (the “Company”), the several banks and other financial institutions from time to time parties to this Agreement (each a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America (“Bank of America”), as administrative agent for the Lenders hereunder (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Company intends to acquire the Acquired Business indirectly through the Borrower pursuant to the terms and conditions of the Acquisition Agreement;

WHEREAS, in connection with the Elizabethtown Gas Acquisition, the Company has requested that the Lenders make term loans to the Borrower on the Closing Date in an aggregate principal amount of up to $530,000,000 for purposes of funding a portion of the Acquisition Consideration;

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth in this Agreement, to extend credit under this Agreement as more particularly hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01             Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” means the business and operations of the Elizabethtown Gas operating division of the Seller.

“Acquired Business Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, results of operations, or condition (financial or otherwise) of the Business (as defined in the Acquisition Agreement as in effect on October 15, 2017), taken as a whole, or (b) the ability of the Seller to perform its obligations under the Acquisition Agreement and consummate the transactions contemplated thereby on a timely basis; provided, however, that in the case of clause (a) only, (1) the determination of Acquired Business Material Adverse Effect shall take into account any payment, indemnification or other obligation that Seller agrees to make, provide or assume in order to cure or mitigate any such effect and (2) Acquired Business Material Adverse Effect shall not include any fact, circumstance, effect, change, event or development that results from or arises out of (i) the announcement or pendency of the Acquisition Agreement and the transactions contemplated thereby (including, but not limited to, any adverse effect resulting from any action by a Governmental Entity (as defined in the Acquisition Agreement on October 15, 2017) taken in connection with the Required Regulatory Approvals (as defined in the Acquisition Agreement on October 15, 2017)), (ii) any change in the conditions in the international, national or regional economy, financial markets, capital markets or commodities markets, including changes in interest rates or exchange rates, (iii) any change in international, national, regional, or local regulatory or political conditions, (iv) any change in Law (as defined in the Acquisition Agreement as in effect on October 15, 2017), regulation or accounting principle (or authoritative interpretation thereof), (v) any change in GAAP (as defined in the Acquisition Agreement as in effect on October 15, 2017) or in the generally applicable principles used in the preparation of the financial statements as required by the NJBPU (as defined in the Acquisition Agreement on October 15, 2017), (vi) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (vii) any changes or developments in national, regional, state or local natural gas transmission or distribution systems, (viii) any changes or developments in national, regional, state, or local wholesale or retail natural gas prices, (ix) acts expressly permitted by the Acquisition Agreement or consented to or requested by Buyer (as defined in the Acquisition Agreement on October 15, 2017), (x) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (xi) any failure to meet any internal or published projections, forecasts, estimates or predictions in respect of recoveries, revenues, earnings or other financial or operating metrics for any period and (xii) any changes in weather or climate or acts of God; provided further, that with respect to clauses (ii) - (viii) and (x), such impact shall be excluded only to the extent it is not disproportionately adverse to the Business (as defined in the Acquisition Agreement as in effect on October 15, 2017), taken as a whole, as compared to other businesses operating in the same industry.

“Acquisition” means any transaction or series of related transactions by which the Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the Capital Stock of any other Person or a majority of the Capital Stock of such Person having ordinary voting power for the election of directors or members of a similar governing body of such Person.

“Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of October 15, 2017, between the Seller and the Company.

“Acquisition Agreement Representations” means such of the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or a Subsidiary of the Company) has the right to terminate their obligations under the Acquisition Agreement, or to decline to consummate the Elizabethtown Gas Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Consideration” means the aggregate cash consideration set forth in the Acquisition Agreement in connection with the Elizabethtown Gas Acquisition.

“Administrative Agent” has the meaning assigned to that term in the preamble hereto.

“Administrative Agent’s Office” means the office of the Administrative Agent as set forth in Section 9.02.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and the rules and regulations thereunder, and other similar legislation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Credit Agreement, as it may be amended, supplemented or otherwise modified in accordance with the terms hereof at any time and from time to time.

“Applicable Base Rate Margin” shall have the meaning set forth in the definition of Applicable Margin.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi–judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified in such Lender’s administrative questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable LIBOR Margin” shall have the meaning set forth in the definition of Applicable Margin.

“Applicable Margin” means, for the applicable interest rate on Loans made to the Borrower, the rate per annum as set forth in the “Pricing Grid” below, determined by reference to the Debt Ratings:

Pricing Grid

Tier	Debt Ratings	Applicable Base Rate Margin	Applicable LIBOR Margin
I	> A/A2	0.000%	0.750%
II	A-/A3	0.000%	0.900%
III	BBB+/Baa1	0.050%	1.050%
IV	BBB/Baa2	0.200%	1.200%
V	< BBB-/Baa3	0.350%	1.350%

The Applicable Margin shall be adjusted effective on the next Business Day following any change in the Borrower’s or the Company’s Debt Ratings, as applicable.  The Borrower shall notify the Administrative Agent in writing promptly after becoming aware of any change in its Debt Ratings.  As of the Effective Date, the Debt Ratings in effect are those for pricing Tier III.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) LLC, each in its capacity as a joint lead arranger and joint book runner, and their successors and assigns.

“Assignment and Assumption” means an Assignment and Assumption executed in accordance with Section 9.09 in the form attached hereto as Exhibit F or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” has the meaning assigned to that term in the preamble hereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBOR Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, if at any time the Base Rate shall be less than zero, the Base Rate shall be deemed to be zero for all purposes in this Agreement.

“Base Rate Loan” means all Loans, or portions thereof, bearing interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Bridge Commitment Letter” means that certain Commitment Letter, dated as of October 15, 2017, among the Company, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, Guggenheim Securities, LLC, Chain Bridge Opportunistic Funding, LLC and Guggenheim Life and Annuity Company.

“Bridge Facility” means that certain $2.6 billion senior unsecured bridge term loan credit facility to be provided pursuant to the Bridge Commitment Letter, or, as applicable, the commitments therefor (the commitments for which Bridge Facility have been reduced to $1,003,456,264.75 as of June 19, 2018).

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday or Sunday or a legal holiday on which banks in New York, New York, are authorized or required to be closed for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended from time to time, and any regulations promulgated thereunder.

“Change in Control” means (a) the Company shall cease at any time to own, directly or indirectly, at least 100% of the Capital Stock having voting rights of the Borrower, or (b) the occurrence of either of the following:  (i) any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which theretofore was beneficial owner (as defined in Rule 13d‑3 under the Exchange Act) of less than 30% of the Company’s then outstanding common stock either (x) acquires shares of common stock of the Company in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding common stock of the Company, or (y) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Company or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 30% of the then outstanding voting securities of the Borrower; or (ii) a majority of the directors of the board of directors of the Company fail to consist of Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, including any Regulatory Change or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date on which the Elizabethtown Gas Acquisition is consummated and the conditions precedent set forth in Section 4.02 have been satisfied (or waived in accordance with Section 9.01).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, with respect to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitments” means the total of the Lenders’ Commitments.

“Commitment Percentage” means for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which are the Commitments of all of the Lenders at such time.  The initial Commitment Percentage of each Lender is set out on Schedule I.

“Company” has the meaning assigned to that term in the preamble hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Consolidated” means, when used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Consolidated Total Capitalization” means the sum of (a) Indebtedness of the Borrower and its Consolidated Subsidiaries, without duplication, plus (b) Mandatorily Convertible Securities of the Borrower, plus (c) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Consolidated Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.02(f), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Convert”, “Conversion” and “Converted” each refers to a conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.13 or the selection of a new, or the renewal of the same, Interest Period for a LIBOR Rate Loan pursuant to Section 2.13.

“Debt Ratings” means the ratings determined by a Rating Agency and shall be based upon the availability of such ratings as follows:

(a)           The senior unsecured non-credit enhanced debt ratings of the Borrower by each Rating Agency, subject to the paragraph following immediately below.

(b)           If one, but not both, of the Rating Agencies has a senior unsecured non-credit enhanced debt rating of the Borrower, then the senior unsecured non-credit enhanced debt rating of the Borrower by either Moody’s or S&P, as applicable.

(c)           If neither Rating Agency has a senior unsecured non-credit enhanced debt rating of the Borrower, then both the issuer rating assigned to the Borrower by Moody’s and the issuer credit rating assigned to the Borrower by S&P, subject to paragraph following immediately below.

(d)           If none of (a), (b), or (c) above are available, then either the issuer rating assigned to the Borrower by Moody’s or the issuer credit rating assigned to the Borrower by S&P, as applicable.

(e)            If none of (a), (b), (c) or (d) above are available, then the Debt Ratings shall be determined by reference to the ratings determined by a Rating Agency for the Company by replacing each instance of the word “the Borrower” with “the Company” in clauses (a), (b), (c) and (d) above.

(f)            If none of the above are available, then Pricing Level V shall apply.

For purposes of the foregoing:  if the Debt Ratings of the Borrower (or the Company, if applicable) established or deemed to have been established by the two Rating Agencies shall fall within different “Tiers” on the chart set forth above, then (i) in any case where the ratings differential is one tier, the higher rating will apply and (ii) in any case where the ratings differential is two tiers or more, the tier one below the higher of the two will apply.

Notwithstanding anything herein to the contrary, if the rating system of either Rating Agency shall change, or if either Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower, the Administrative Agent and the Lenders shall negotiate in good faith to amend the definition of Debt Ratings to reflect such changed rating system or the unavailability of ratings from either or both Rating Agencies, and, pending the effectiveness of any such amendment, the applicable tier shall be determined by reference to the  Debt Ratings of the Borrower most recently in effect prior to such change or cessation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a per annum rate equal to 2% greater than (i) in the case of each Base Rate Loan, the Base Rate plus the Applicable Base Rate Margin then in effect and (ii) in the case of each LIBOR Rate Loan, the LIBOR Rate for such Interest Period, plus the Applicable LIBOR Margin then in effect.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosure Documents” means the Company’s Annual Report on Form 10 K for the year ended December 31, 2017, Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and any Current Report on Form 8-K delivered to the Administrative Agent and the Lenders at least three (3) Business Days prior to the Effective Date.

“Disqualified Institutions” means, collectively, those Persons that are (i) competitors of the Company or its Subsidiaries or the Acquired Business, identified in writing by the Company to the Administrative Agent from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Commitments, Loans or participations), (ii) such other Persons identified in writing by the Company to the Administrative Agent prior to the Effective Date and (iii) Affiliates of the Persons identified pursuant to clauses (i) or (ii) that are either clearly identifiable by name or identified in writing by the Company to the Administrative Agent; it being understood and agreed that none of the Arrangers or any of their respective Affiliates shall be designated a Disqualified Institution.

“Dollar” or “$” means dollars in lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 4.01 have been satisfied (or waived in accordance with Section 9.01).

“Electronic Means” shall have the meaning set forth in Section 6.03.

“Elizabethtown Gas Acquisition” means the Company’s acquisition, directly or indirectly, of the Acquired Business from the Seller pursuant to the Acquisition Agreement.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or, in the case of a Pension Plan or a Multiemployer Plan, maintained or contributed to by the Borrower or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity, and whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from or in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other Authority, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other Authority for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable Environmental Requirement.

“Environmental Requirement” means any legal requirement relating to the environment and applicable to the Borrower or its properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who together with the Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency Liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), gross receipts, branch profits Taxes, capital stock Taxes or franchise Taxes, in each case, (i) imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), (c) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.17(f) or Section 2.17(g), as applicable, and (d) any U.S. federal withholding taxes imposed under FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.  Notwithstanding the foregoing, if at any time the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for all purposes in this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of May 29, 2018, among the Company and Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, TD Bank, N.A. and TD Securities (USA) LLC.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, required to be made by Borrower, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Loan Document or have a material adverse effect on the transactions contemplated by this Agreement or any other Loan Document.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority having authority over Borrower or Borrower’s operations, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Action, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Indebtedness” means, for any Person, all obligations of such Person which in accordance with GAAP should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (e) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities, (f) obligations under Hedging Obligations, (g) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit, (h) indebtedness of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (i) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.  For the avoidance of doubt and notwithstanding anything to the contrary set forth above, Permitted Commodity Hedging Obligations, Capital Stock, including Capital Stock having a preferred interest, and, solely for the purpose of Section 6.04 and solely to the extent the aggregate principal amount thereof does not exceed 15.0% of Consolidated Total Capitalization, Mandatorily Convertible Securities, shall not constitute Indebtedness for purposes of this Agreement.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in Section 9.05.

“Information” has the meaning assigned to that term in Section 9.16.

“Informational Materials” has the meaning assigned to that term in Section 6.03.

“Interest Period” has the meaning assigned to that term in Section 2.10(b).

“Investment” shall mean any investment (including, without limitation, any loan or advance) of the Borrower or any Subsidiary in or to any Person, whether payment therefor is made in cash or Capital Stock of the Borrower or any Subsidiary, and whether such investment is directly or indirectly by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

“Lenders” has the meaning assigned to that term in the preamble hereto, and, in each case, includes their respective successors and permitted assigns.

“Lending Office” means, as to each Lender, its office located at its address set forth in such Lender’s administrative questionnaire delivered to the Administrative Agent, or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR” means,

(a)           for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBO Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBO Rate, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  Notwithstanding the foregoing, if at any time LIBOR shall be less than zero, such rate shall be deemed to be zero for all purposes in this Agreement.

“LIBOR Rate” means (a) for any Interest Period with respect to any LIBOR Rate Loan, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

for such LIBOR Rate Loan for such Interest Period (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the LIBOR Rate, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

for such Base Rate Loan for such day.

“LIBOR Rate Loan” means all Loans, or portions thereof, bearing interest at a rate based on clause (a) of the definition of “LIBOR Rate”.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning assigned to that term in Section 2.12(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Notes and any other document evidencing, relating to or securing any Loan, and any other document or instrument delivered from time to time in connection with this Agreement or the Notes, as such documents and instruments may be amended or supplemented from time to time.

“Loan Party” means the Borrower, and subject to the terms and conditions of Article X, and solely prior to the termination of the Company’s obligations under Article X in accordance with Section 10.11, the Company.

“Loans” means those Base Rate Loans and LIBOR Rate Loans made pursuant to Section 2.01.

“Mandatorily Convertible Securities” means any mandatorily convertible equity-linked securities issued by the Borrower, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases (other than repayments, prepayments, redemptions or repurchases that are to be settled by the issuance of Capital Stock by the Borrower or the proceeds of which are concurrently applied to purchase Capital Stock from the Borrower), in each case prior to at least 91 days after the later of the Termination Date and the repayment in full of the Loans and all other amounts due under this Agreement; provided, however, that Mandatorily Convertible Securities shall exclude any Capital Stock.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries on a consolidated basis, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents to which the Borrower is a party or (c) the validity or enforceability against the Borrower of this Agreement, any of the other Loan Documents to which the Borrower is a party, or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“MNPI” has the meaning assigned to that term in Section 6.03.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a “Multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means the promissory notes of the Borrower in favor of each Lender requested pursuant to Section 2.09(b) evidencing the Loans made to the Borrower and substantially in the form of Exhibit A, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

“Notice of Account Designation” has the meaning assigned to that term in Section 2.03(d).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.03(a)(i).

“Notice of Conversion/Continuation” has the meaning assigned to that term in Section 2.13.

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all payment and other obligations owing by the Borrower to any Lender or the Administrative Agent under any other agreement to which a Lender is a party (or any Affiliate of a Lender) which is related to and permitted under this Agreement or any of the other Loan Documents, and (c) all other fees and commissions (including attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Note or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note or any of the other Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jursidiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any of the foregoing that constitute Excluded Taxes.

“Participant” has the meaning assigned to that term in Section 9.09(d).

“Participant Register” has the meaning assigned to that term in Section 9.09(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliates.

“Permitted Assignees” means such Persons identified by the Company to the Administrative Agent on or prior to May 29, 2018.

“Permitted Commodity Hedging Obligations” means obligations of the Borrower with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or any Subsidiary is exposed to in the conduct of its business so long as (a) the management of the Borrower has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes and are not of a speculative nature.

“Permitted Indebtedness” means any of the following:

(a)           Indebtedness under this Agreement;

(b)           Indebtedness of the Borrower and its Subsidiaries so long as before and immediately after the incurrence of such Indebtedness, the Borrower is in compliance with Section 6.04; and

(c)           Indebtedness of the Borrower under Hedging Obligations covering a notional amount not to exceed the face amount of outstanding Indebtedness.

“Permitted Investments” means, any of (a) with respect to the Borrower or any Subsidiary, any Investment or Acquisition, or any expenditure or any incurrence of any liability to make any expenditure for an Investment or Acquisition, other than (i) any Investment or Acquisition the result of which would be to change substantially the nature of the business of the Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement, and reasonable extensions thereof, (ii) any Investment that is in the nature of a hostile or contested Acquisition, and (iii) any Investment that would result in a Default or Event of Default; provided that the Elizabethtown Gas Acquisition shall be deemed to be a Permitted Investment for all purposes hereunder, (b) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (c) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (d) certificates of deposit or money market deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating in the “A” category or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such deposit and $10,000,000 for any one such bank, or (e) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Permitted Liens” means, with respect to any Person, any of the following:

(a)           Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(b)           Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(c)           Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(d)           Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(e)           Rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;

(f)            Liens securing Permitted Indebtedness of the type described in clause (b) of the definition of “Permitted Indebtedness”;

(g)           Liens securing Permitted Indebtedness of the type described in clause (c) of the definition of “Permitted Indebtedness,” not in excess of $20,000,000 in the aggregate; and

(h)           Purchase money security interests for the purchase of equipment to be used in such Person’s business, encumbering only the equipment so purchased, and the proceeds thereof, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased, which Indebtedness qualifies as Permitted Indebtedness.

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pre-Funded Acquisition Debt” means Indebtedness incurred for the purpose of financing a significant acquisition (including for the avoidance of doubt the Elizabethtown Gas Acquisition, and with significance otherwise calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended), which Indebtedness is incurred prior to the date of consummation of such significant acquisition; provided that such Indebtedness shall cease to constitute Pre-Funded Acquisition Debt upon the earlier to occur of (i) the consummation of such significant acquisition and (ii) 45 days after the termination of the acquisition agreement for such significant acquisition.

“Private Lenders” means any Lenders that are not Public Lenders.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned to that term in Section 6.03.

“Rating Agency” means S&P and/or Moody’s.

“Register” has the meaning assigned to that term in Section 9.09(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Closing Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy including but not limited to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).

“Required Lenders” means, prior to the Closing Date, Lenders whose aggregate Commitment Percentages total more than 50% or, from and after the Closing Date, Lenders who hold more than 50% of the Loans.

“Resignation Effective Date” has the meaning assigned to that term in Section 8.06(a).

“Responsible Officer” means the chief executive officer, secretary, assistant secretary, president, chief financial officer, treasurer, assistant treasurer or controller of a Person, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Sanctioned Country” means a country, territory or region which is at any time subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) a Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Scheduled Unavailability Date” has the meaning assigned to that term in Section 2.12(c).

“Seller” means Pivotal Utility Holdings, Inc., a New Jersey corporation.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary which meets any of the following conditions:

(a)           such Person’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;

(b)           such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter; or

(c)           such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of such income of such Person and its Consolidated Subsidiaries for the most recently completed fiscal quarter.

“SJI Credit Agreement” means that certain Five-Year Revolving Credit Agreement, dated August 7, 2017, among the Company, the several lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent (as amended, modified, restated, amended and restated, renewed, refinanced or replaced from time to time).

“Solvent” means, with respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Specified Representations” means the representations and warranties of the Company and the Borrower set forth in Sections 5.01(a)(i) (with respect to the Company and the Borrower only), 5.01(b) (with respect to clause (iii) thereof, limited to debt agreements in an aggregate principal or committed amount in excess of $25,000,000; and with respect to each of clauses (i) through (iii) thereof, pro forma for the Elizabethtown Gas Acquisition), 5.01(c), 5.01(d), 5.01(h), 5.01(i), 5.01(j) and 5.01(n).

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries).  In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the the date that is 364 days after the Closing Date.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect:  (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430 of the Code or Section 303 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Type” means a type of Loan, being either a LIBOR Rate Loan or a Base Rate Loan, as applicable.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02             Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”.  Unless otherwise expressly provided herein, references to a particular time of day shall refer to Eastern time.

SECTION 1.03	Accounting Terms and Determinations.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.03, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)           Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(c)           Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.04	Terminology.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.05            Use of Defined Terms.  All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

ARTICLE II

LOANS

SECTION 2.01	Loans.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make a single term loan (each, a “Loan” and collectively, “Loans”) to the Borrower on the Closing Date in an aggregate amount not to exceed the amount of such Lender’s Commitment. Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.  Loans prepaid may not be reborrowed.

SECTION 2.02	[Reserved].

SECTION 2.03	Procedure for Advances of Loans.

(a)           Requests for Borrowing.

(i)            Base Rate Loans.  By no later than 11:00 a.m. (New York, New York time) on the Business Day of the Borrower’s request for a borrowing of a Base Rate Loan, the Borrower shall submit to the Administrative Agent a written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”),appropriately completed and signed by a Responsible Officer of the Borrower, which such Notice of Borrowing shall set forth (I) the amount requested and (II) the desire to have such Loans accrue interest at the Base Rate.  A Notice of Borrowing received after 11:00 a.m. (New York, New York time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of the Notice of Borrowing.

(ii)           LIBOR Rate Loans.  By no later than 11:00 a.m. (New York, New York time) on the third Business Day prior to the date of the Borrower’s request for a borrowing of a LIBOR Rate Loan, the Borrower shall submit a Notice of Borrowing of a LIBOR Rate Loan to the Administrative Agent, which such Notice of Borrowing shall set forth (I) the amount requested, (II) the desire to have such Loans accrue interest at the LIBOR Rate and (III) the Interest Period applicable thereto.  A Notice of Borrowing received after 11:00 a.m. (New York, New York time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)           Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to comprise LIBOR Rate Loans, the Borrower shall indemnify the applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Loans, the applicable conditions set forth in Article IV, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender as part of such Borrowing.

(c)           The Loans shall be in an aggregate principal amount of $5,000,000 or any multiple of $1,000,000 in excess thereof.

(d)           Disbursement of Loans.  Not later than 2:00 p.m. (New York, New York time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, as applicable, such Lender’s Commitment Percentage multiplied by the Loans to be made on such borrowing date.  Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit D hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or such other account as may be designated in writing by the Borrower to the Administrative Agent from time to time.

SECTION 2.04	[Reserved]

SECTION 2.05	Fees.

(a)           The Borrower hereby agrees to pay to the Administrative Agent, for the ratable account of each Lender, an undrawn commitment fee equal to such Lender’s Commitment multiplied by a rate per annum equal to 0.175% from the Effective Date to earlier of (i) the Closing Date and (ii) the termination in full of all Commitments (the “Final Fee Payment Date”), payable quarterly in arrears on the last day of each March, June, September and December, commencing with the Effective Date and ending on the Final Fee Payment Date.

(b)           The Borrower hereby agrees to pay such other fees as are specified in the Fee Letter.

SECTION 2.06	Reduction of Commitments.

(a)           Voluntary.  Upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Commitments at any time or from time to time; provided, that each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 in excess thereof.  Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage.  Any reduction in (or termination of) the Commitments shall be permanent and may not be reinstated.

(b)           Mandatory.

(i)            On the Closing Date, the Commitments shall automatically and permanently be reduced to zero to the extent not drawn.

(ii)           The Commitments shall terminate on the earliest of (x) the Termination Date (as defined in the Acquisition Agreement as in effect on October 15, 2017), (y) the closing of the Elizabethtown Gas Acquisition without drawing on the Commitments hereunder and (z) the date the Acquisition Agreement is terminated or expires in accordance with its terms.  The Borrower shall give the Administrative Agent prompt written notice of the termination of the Commitments pursuant to this Section 2.06(b).

SECTION 2.07	Prepayment of Loans.

(a)           Voluntary Prepayments.  The Borrower shall have the right to prepay Loans made to it in whole or in part from time to time without premium or penalty upon one Business Days’ prior written notice to the Administrative Agent; provided, that (i) LIBOR Rate Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of LIBOR Rate Loans will be subject to Section 2.12(e) and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $10,000,000.  Amounts prepaid hereunder shall be applied first to Base Rate Loans until paid in full and second to LIBOR Rate Loans, in direct order of Interest Period maturities until paid in full, pro rata among all Lenders based on their outstanding Loans. Notwithstanding anything to the contrary in this Agreement, voluntary prepayments under this Section may not be reborrowed.

(b)           Mandatory Prepayments.  On the Termination Date, the Borrower shall pay to the Administrative Agent for the ratable accounts of the Lenders, the principal amount of all Loans then outstanding, together with (A) accrued interest to the date of such payment on the principal amount repaid and (B) in the case of prepayments of LIBOR Rate Loans, any amount payable to the Lenders pursuant to Section 2.12(e).

SECTION 2.08	[Reserved].

SECTION 2.09	Evidence of Debt; Notes.

(a)           Evidence of Debt.  The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender and by the Administrative Agent on its books; provided, that the failure of such Lender or the Administrative Agent to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note with respect of the Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding, absent manifest error.  In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the Obligations of the Borrower therein recorded.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)           Notes.  The Loans made by the Lenders to the Borrower shall be evidenced, upon request by any Lender, by Notes in a principal amount equal to the amount of such Lender’s  outstanding Loans.

SECTION 2.10	Interest Rates.

(a)           Interest Rates.  Subject to the provisions of this Section, at the election of the Borrower, Loans shall bear interest at (A) the Base Rate plus the Applicable Base Rate Margin or (B) the LIBOR Rate plus the Applicable LIBOR Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.12(e) of this Agreement).  The Borrower shall select the Type and Interest Period, if applicable, for any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.13.  Any Loan or any portion thereof as to which the Borrower has not duly specified a Type as provided herein shall be deemed a Base Rate Loan.

(b)           Interest Periods.  In connection with each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan or the date of the Conversion of any Base Rate Loan into a LIBOR Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below (“Interest Period”) and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period (or such other day as may be selected by the Borrower in accordance with the provisions hereof) and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select by notice to the Administrative Agent pursuant to Section 2.03(a)(ii); provided, however, that:

(i)            The Borrower may not select any Interest Period with respect to any Loan that ends after the Termination Date, and in no event shall an Interest Period of any Loan extend beyond the Termination Date;

(ii)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii)          any Interest Period for a LIBOR Rate Loan which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iv)          no more than eight (8) Interest Periods may be in effect at any time.

(c)          Default Rate.  Subject to Section 7.02, immediately upon the occurrence and during the continuance of an Event of Default, (i) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable LIBOR Margin) then applicable to such LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Base Rate Margin) then applicable to Base Rate Loans, and (ii) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Base Rate Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)           Interest Payment and Computation.  (i) Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2018; and (ii) interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3)-month interval during such Interest Period; provided, however, that accrued interest on any LIBOR Rate Loan shall be payable in arrears on the date the outstanding principal of such LIBOR Rate Loan is repaid or any date such LIBOR Rate Loan is Converted to a Base Rate Loan.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)           Payments.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 7.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment based on its Commitment Percentage or ratable share of the Loans (or other applicable share as provided herein), and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 2.12(e), 2.14, 2.17, 9.05 or 9.07 shall be paid to the Administrative Agent for the account of the applicable Lender.  If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest and fees if payable along with such payment.

(f)            Maximum Rate.  In no contingency or event whatsoever shall the aggregate amount of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 2.11	[Reserved]

SECTION 2.12	Interest Rate Determination; Changed Circumstances.

(a)           Interest Rate Determination.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.10.

(b)           Automatic Conversion.  If the Borrower shall fail to (i) select the duration of any Interest Period for any LIBOR Rate Loans in accordance with the provisions of Section 2.10(b), (ii) provide a Notice of Conversion/Continuation with respect to any LIBOR Rate Loans on or prior to 11:00 a.m., New York, New York time, on the third Business Day prior to the last day of the Interest Period applicable thereto, in the case of a Conversion to or in respect of LIBOR Rate Loans or (iii) satisfy the conditions set forth in Section 2.13 with respect to a Conversion, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such LIBOR Rate Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(c)           Circumstances Affecting LIBOR Rate Availability.

(i)            If, with respect to any LIBOR Rate Loans (or a conversion to or continuation thereof), (i) the Administrative Agent shall determine (which determination shall be conclusive and binding, absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Required Lenders notify the Administrative Agent or the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) and notify the Administrative Agent that the LIBOR Rate for any Interest Period for such LIBOR Rate Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBOR Rate Loans for such Interest Period, then the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(A)          each LIBOR Rate Loan shall automatically Convert into a Base Rate Loan, and

(B)           the obligation of the Lenders to make, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended until the Administrative Agent (based on notice from the Required Lenders) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(ii)           Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(A)          adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(B)           the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(C)           syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice , as applicable,  the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) the LIBOR Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(d)           Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to Convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may request only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable LIBOR Rate Loan shall immediately be Converted to a Base Rate Loan for the remainder of such Interest Period.

(e)           Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (ii) due to any failure of the Borrower to borrow, continue or Convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (iii) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct absent manifest error.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 2.13	Voluntary Conversion of Loans.

The Borrower may on any Business Day, by delivering an irrevocable Notice of Conversion/Continuation (a “Notice of Conversion/Continuation”) in the form of Exhibit E hereto to the Administrative Agent not later than 11:00 a.m., New York, New York time, on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.10, 2.15 and 4.03, Convert all Loans of one Type made simultaneously into Loans of the other Type; provided, that any Conversion of any LIBOR Rate Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans.

SECTION 2.14	Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 or any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender (other than Tax) therein;

and the result of the foregoing shall be in the aggregate to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower shall promptly pay to any such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent, and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15	Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation (in each case made after the date hereof) makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make LIBOR Rate Loans, or to fund or maintain LIBOR Rate Loans hereunder, (a) the obligation of the Lenders to make, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended until the Administrative Agent (based on notice from the affected Lender) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and (b) the Borrower shall pay (i) on the last day of the applicable Interest Period, or (ii) if the failure to prepay immediately would cause any Lender to be in violation of such law or regulation, immediately, in full all LIBOR Rate Loans of all Lenders then outstanding, together with interest accrued thereon and amounts payable pursuant to Section 2.12(e), unless, in either case, the Borrower, within five Business Days of notice from the Administrative Agent (or such shorter, maximum period of time, specified by the Administrative Agent, as may be legally allowable), Converts all LIBOR Rate Loans of all Lenders then outstanding into Base Rate Loans in accordance with Section 2.13.

SECTION 2.16	Nature of Obligations of Lenders Regarding Loans; Pro Rata Treatment; Assumption by the Administrative Agent.

(a)           The obligations of the Lenders under this Agreement to make Loans are several and are not joint or joint and several.  Except to the extent otherwise provided herein, (i) each Loan shall be made from the Lenders, payment of fees pursuant to Section 2.05 shall be made for the account of the Lenders, and each termination or reduction of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the Commitment Percentage of each Lender, (ii) each payment or prepayment of principal of outstanding Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iii) each payment of interest on outstanding Loans by the Borrower shall be made for the account of the Lenders pro rata according to the amounts of interest on such Loans then due and payable to the respective Lenders.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with this Agreement and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the greater of the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.  A certificate of the Administrative Agent with respect to any amounts owing under this Section 2.16 shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to the Loan hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 2.17	Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Loan Party or the Administrative Agent shall be required by Applicable Law (as determined in good faith by the Borrower or Administrative Agent, as applicable) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, and (ii) such Loan Party or the Administrative Agent, as the case may be, shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.09 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Foreign Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section (f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), any or all of the following which is applicable:

(i)            duly completed copies of Internal Revenue Service Forms W-8BEN or W-8BEN-E, claiming eligibility for benefits of an income tax treaty to which the United States is a party and/or allowing for payments to be made without withholding due to the applicability of FATCA,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(iv)          to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of such direct and indirect partner, or

(v)           any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

For purposes of this clause (f), the Administrative Agent, if it is not a U.S. Person, shall deliver to Borrower forms, certifications, and other information as required under this clause (f) in the same manner as if it were a Foreign Lender.

(g)           Status of U.S. Lenders. Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of the IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.  For purposes of this clause (g), the Administrative Agent, if it is a U.S. Person, shall deliver to Borrower forms, certifications, and other information as required under this clause (g) in the same manner as if it were a Lender.

(h)           FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of the clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)            Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly after the receipt of such refund pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent or such Lender is finally required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(j)            Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

(k)           USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Each Lender agrees that if any form or certification it previously delivered under this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 2.18	Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (a) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (b) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           [Reserved.]

(d)           Termination of Defaulting Lender.  The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.18(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2.19	[Reserved].

SECTION 2.20	[Reserved].

SECTION 2.21	Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Applicable Lending Office.  If any Lender requests compensation under Section 2.14, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.09, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment provided that such Lender is not a Defaulting Lender at the time of such assignment)); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.09;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12(e) as if such assignment was a payment) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

[RESERVED]

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01	Conditions to Effectiveness.

The effectiveness of this Agreement is subject to satisfaction of the following conditions:

(a)           Agreement.  Receipt by the Administrative Agent of counterparts of this Agreement, duly executed by the Company, the Borrower, the Administrative Agent and the Lenders;

(b)          Secretary’s Certificate.  For each of the Company and the Borrower, receipt by the Administrative Agent of (i) a certificate of a Responsible Officer, dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of its certificate of incorporation and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (B) that attached thereto is a true and complete copy of its by-laws in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions or consents, as applicable, duly adopted by its board of directors authorizing, as applicable, the execution, delivery and performance of this Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that its organizational documents have not been amended since the date of the last amendment thereto shown on the certificate of good standing attached thereto, (E) as to the incumbency and specimen signature of each officer executing this Agreement and any other document delivered in connection herewith on its behalf and (F) that attached thereto is a true and complete copy of all Governmental Actions, if any, required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents; and (ii) a certificate of another officer as to the incumbency and specimen signature of such secretary or assistant secretary executing the certificate pursuant to (A) above;

(c)           Officer’s Certificate.  Receipt by the Administrative Agent of a certificate from the Company and the Borrower, executed on its behalf by a Responsible Officer of the Company and the Borrower, as applicable, in form reasonably satisfactory to the Administrative Agent, to the effect that, as of the Effective Date, all representations and warranties of the Company and the Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct in all respects); that the Company and the Borrower are not in violation or aware of any event that would have a Material Adverse Effect on the business or operation as reflected in the Disclosure Documents; that none of the Company or the Borrower is in violation of any of the covenants contained in this Agreement and the other Loan Documents in any material respect; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Company and the Borrower have satisfied each of the conditions precedent set forth in this Section 4.01;

(d)           [Reserved]

(e)           Good Standing Certificate.  Receipt by the Administrative Agent of a certificate of good standing for each of the Company and the Borrower, dated within thirty (30) days of the Effective Date, from the Secretary of State of the State of New Jersey;

(f)            Fees.  Receipt by the Administrative Agent and the Lenders of the fees set forth or referenced in this Agreement and the Fee Letter, and any other accrued and unpaid fees, expenses or commissions due hereunder (including, without limitation, legal fees and expenses of counsel to the Administrative Agent), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges related to the Loan Documents, in each case to the extent invoiced no later than two Business Days on or prior to the Effective Date;

(g)           Note.  If requested by any Lender, a Note, payable to such Lender, duly completed and executed by a Responsible Officer of the Borrower;

(h)           Opinion.  Opinion of (i) Gibson, Dunn & Crutcher LLP, special New York counsel to the Company and the Borrower, and (ii) Melissa Orsen, in-house counsel to the Company and the Borrower, in each case as to such matters as the Administrative Agent and the Lenders may reasonably request, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

(i)            Know Your Customer.  (i) To the extent requested by the Administrative Agent or any Lender on or prior to the date that is 10 Business Days prior to the Effective Date, the Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and (ii) at least three Business Days prior to the Effective Date, if the Company or the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver to each Lender that so requests a Beneficial Ownership Certification in relation to the Company or the Borrower, as applicable.

(j)            Qualifying Term Loan Facility Certificate. The delivery of a certificate under the Bridge Facility that the credit facility hereunder constitutes a “Qualifying Term Loan Facility” (as such term is defined in the Bridge Commitment Letter).

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02	Conditions Precedent to Funding.

The obligation of the Lenders to make Loans on the Closing Date shall be subject to the satisfaction of the following conditions:

(a)           The Effective Date shall have occurred.

(b)           The Administrative Agent shall have received a Notice of Borrowing signed by a Responsible Officer of the Borrower, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans that are made on the Closing Date are to be disbursed.

(c)           The Elizabethtown Gas Acquisition and related transactions shall be consummated substantially concurrently with the Closing Date in accordance with the Acquisition Agreement and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Arrangers without the Arrangers’ prior written consent (it being understood and agreed that (i) any decrease in the Acquisition Consideration in excess of 10% shall be deemed materially adverse to the Lenders and the Arrangers, (ii) any decrease in the Acquisition Consideration equal to or less than 10% shall be deemed not materially adverse to the Lenders and the Arrangers to the extent such decrease is applied to reduce the Bridge Facility, the credit facility hereunder, or any combination thereof (at the Company’s sole discretion) on a dollar-for-dollar basis, (iii) any increase in Acquisition Consideration that is funded solely with equity shall not be deemed to be materially adverse to the Lenders and the Arrangers, and (iv) any increase or decrease in the purchase price in respect of the Elizabethtown Gas Acquisition pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement (as in effect on October 15, 2017) shall not constitute an amendment, consent, waiver or other modification to the Acquisition Agreement).

(d)           The Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects) as of the Closing Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects) as of such earlier date).  There shall be no Default or Event of Default pursuant to Section 7.01(a) or 7.01(e) (limited to each of the Company and the Borrower).

(e)           Since October 15, 2017, no Acquired Business Material Adverse Effect shall have occurred.

(f)            The Administrative Agent shall have received for each of the Company and the Acquired Business (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 40 days before the Closing Date; provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company will be deemed to satisfy the foregoing requirements (with respect to the Company only).

(g)           The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower in the form attached hereto as Exhibit C certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Elizabethtown Gas Acquisition and the other transactions contemplated hereby, are Solvent.

(h)           The Arrangers, the Administrative Agent and the Lenders shall have received all fees and (to the extent invoiced no later than two Business Days prior to the Closing Date) expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or otherwise.

(i)            To the extent requested by the Arrangers, or any Lender on or prior to the date that is ten Business Days prior to the Closing Date, the Arrangers shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(j)            The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 4.02(c), 4.02(d) and 4.02(e) have been satisifed on the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.03            Availability.  During the period from and including the Effective Date and to and including the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date or the Closing Date (excluding the Specified Representations and Acquisition Agreement Representations) was incorrect, (ii) any failure by the Company or the Borrower to comply with the financial covenant, affirmative covenants and negative covenants, (iii) any provision to the contrary in the Loan Documents or otherwise or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied (other than conditions set forth in Section 4.02), neither the Administrative Agent nor any Lender shall be entitled to (unless an Event of Default shall have occurred and is continuing with respect to Section 7.01(a) or 7.01(e) (with respect to the Company or the Borrower only)) (a) cancel any of its Commitments (except as set forth in Section 2.06), (b) rescind, terminate or cancel the Loan Documents or any of its Commitments thereunder or exercise any right or remedy under the Loan Documents, to the extent to do so would prevent, limit or delay the making of its Loan under this Agreement, (c) refuse to participate in making its Loan or (d) exercise any right of set-off or counterclaim in respect of its Loan under this Agreement to the extent to do so would prevent, limit or delay the making of its Loan under this Agreement; provided that the conditions in Section 4.02 are satisfied.  Furthermore, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition to funding is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding of the Loans under this Agreement on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

SECTION 4.04	Reliance on Certificates.

Each of the Lenders and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by Responsible Officers of the Company or the Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form reasonably acceptable to the Administrative Agent, from an officer of the Company or the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Company or the Borrower thereafter authorized to act on its behalf.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01             Representations and Warranties of the Borrower.  On the Effective Date and the Closing Date (giving effect to the Elizabethtown Gas Acquisition), the Borrower hereby represents and warrants as follows:

(a)           Each of the Borrower and its Subsidiaries is (i) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable and (ii) is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except in the case of this clause (ii) where such failure would not result in a Material Adverse Effect.  Each of the Borrower and its Subsidiaries has all requisite corporate (or other applicable) powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)           The execution, delivery and performance by the Borrower and, where applicable, each Subsidiary of this Agreement, each Loan Document to which it is a party are within the Borrower’s or such Subsidiary’s corporate (or other applicable) powers, have been duly authorized by all necessary corporate (or other applicable) action, do not contravene (i) the Borrower’s or such Subsidiary’s certificate of incorporation (or other applicable formation document or operating agreement), (ii) any law, rule or regulation applicable to the Borrower or such Subsidiary or (iii) any contractual or legal restriction binding on or affecting the Borrower or such Subsidiary, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Borrower or its Subsidiaries, except as provided in this Agreement and any other Loan Document.

(c)           No Governmental Action is required for the execution or delivery by the Borrower or its Subsidiaries of this Agreement, any other Loan Document to which it is a party or for the performance by the Borrower or its Subsidiaries of its obligations under this Agreement, any other Loan Document to which it is a party other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of the Borrower, threatened appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.

(d)           This Agreement and each Loan Document to which the Borrower or any Subsidiary is a party is a legal, valid and binding obligation of the Borrower or Subsidiary party thereto, enforceable against the Borrower or applicable Subsidiary in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally.

(e)           Except as disclosed in the Disclosure Documents, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of resulting in a Material Adverse Effect.

(f)            (i)            The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at December 31, 2017, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at March 31, 2018, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Consolidated Subsidiaries for the fiscal quarter then ended, copies of each of which have been furnished to the Administrative Agent and each Lender, fairly present (subject, in the case of such balance sheets and statements of income for the fiscal quarter ended March 31, 2018 to year-end adjustments) in all material respects the financial condition of the Company and its Consolidated Subsidiaries as at such dates and the results of the operations of the Company and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.  Since December 31, 2017, there has been no Material Adverse Effect, or material adverse change in the facts and information regarding such entities as represented to the Closing Date.

(ii)           The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at December 31, 2017, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at March 31, 2018, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal quarter then ended, copies of each of which have been furnished to the Administrative Agent and each Lender, fairly present (subject, in the case of such balance sheets and statements of income for the fiscal quarter ended March 31, 2018 to year-end adjustments) in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.  Since December 31, 2017, there has been no Material Adverse Effect, or material adverse change in the facts and information regarding such entities as represented to the Closing Date.

(g)           The making of Loans and the use of the proceeds thereof will comply with all provisions of Applicable Law in all material respects.

(h)           Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)            Use of Proceeds.  The proceeds of the Loans shall not be used in contravention of Anti-Corruption Laws, applicable Sanctions or the Patriot Act.

(j)            Neither the Borrower nor its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(k)           Compliance with ERISA as follows:

(i)            The Borrower and each ERISA Affiliate are in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired or, if the remedial amendment period has expired, where a determination letter submission was timely made.  No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(ii)           Except where failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Pension Plan has been terminated, nor has any unpaid minimum required contributions (as defined in Section 430 of the Code) (without regard to any waiver granted under Section 430 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 430 of the Code, Section 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 430 of the Code or Section 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iii)          Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, or (C) failed to make a required contribution or payment to a Multiemployer Plan;

(iv)          No Termination Event has occurred or is reasonably expected to occur;

(v)           [Reserved].

(vi)          Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan;

(vii)         The Borrower represents that it is not (1) an employee benefit plan subject to ERISA, (2) a plan or account subject to Section 4975 of the Code, (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (4) a “governmental plan” within the meaning of ERISA;

(l)            The Borrower and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except to the extent that the Borrower or any such Subsidiary is diligently contesting any such taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established in accordance with GAAP.

(m)          No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or Subsidiary thereof under any material agreement or contract, judgment, decree or order by which the Borrower or any of its respective properties may be bound or which would require the Borrower or Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor, where such default could reasonably be expected to result in a Material Adverse Effect.

(n)           As of the Closing Date, the Borrower and each of its Subsidiaries will be Solvent.

(o)           As of the Closing Date, the capitalization of the Borrower and each Significant Subsidiary of the Borrower consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule II hereto.  All such outstanding Capital Stock has been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in the Disclosure Documents, there are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of, Capital Stock of the Borrower or any Subsidiary of the Borrower or are otherwise exercisable by any Person.

(p)           The Borrower and each Subsidiary of the Borrower has good and marketable title to all material assets and other property purported to be owned by it.

(q)           None of the properties or assets of the Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens.

(r)            All written information, reports and other papers and data produced by or on behalf of the Borrower and furnished to the Administrative Agent and the Lenders in connection with the matters covered by this Agreement were, at the time the same were so furnished, complete and correct in all material respects.  No document furnished or written statement made to the Administrative Agent or the Lenders by the Company and the Borrower in connection with the negotiation, preparation or execution of this Agreement or any other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.

(s)           As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(t)            [Reserved].

(u)           None of the Borrower, any Subsidiary, or any Affiliate of the Borrower:  (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or Sanctions.  The Lenders hereby notify the Borrower that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Company and the Borrower, which information includes the name and address of the Company and the Borrower and other information that will allow the Lenders to identify the Company and the Borrower in accordance with the Patriot Act.

(v)           Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, all properties now or in the past owned, leased or operated by the Borrower and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws.

(w)          Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, to the knowledge of the Borrower and its Subsidiaries, the Borrower and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof.

(x)            Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, neither the Borrower nor any Subsidiary thereof has received any written or verbal notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened.

(y)           Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, to the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been disposed of, on or transported to or from the properties now or in the past owned, leased or operated by the Borrower or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(z)           Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary thereof or such properties or such operations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(aa)          Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, there has been no Environmental Release, or to the Borrower’s knowledge, threat of Environmental Release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(bb)         The Borrower is not an EEA Financial Institution.

ARTICLE VI

COVENANTS OF THE BORROWER

SECTION 6.01	Affirmative Covenants.

Commencing on the Effective Date, until the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, the Borrower will, and will cause each of its Subsidiaries, to:

(a)           Preservation of Existence, Etc.  Preserve and maintain its corporate or company, as applicable, existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business, except where failure to do so does not result in, or could not reasonably be expected to have, a Material Adverse Effect.

(b)           Maintenance of Properties, Etc.  Maintain good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate in substantial conformity with all laws and material contractual obligations, all such properties in good working order and condition, ordinary wear and tear excepted, except where such failure would not result in a Material Adverse Effect.

(c)           [Reserved]

(d)           Compliance with Material Contractual Obligations, Laws, Etc.  Comply with the requirements of all material contractual obligations and all applicable laws, rules, regulations and orders, the failure to comply with which could reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying with the requirements of all applicable Environmental Laws, and other health and safety matters.

(e)           Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.

(f)            Visitation Rights; Keeping of Books.  At any reasonable time and from time to time, upon reasonable advance notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants and keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and liabilities of the Borrower in accordance with GAAP, consistent with the procedures applied in the preparation of the financial statements referred to in Section 5.01(f) hereof.

(g)           Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(h)           Use of Proceeds.  Use the proceeds of the facility created by this Agreement solely to pay the Acquisition Consideration and the fees and expenses incurred in connection with the Elizabethtown Gas Acquisition.

(i)             Loan Documents.  Perform and comply in all material respects with each of the provisions of each Loan Document to which it is a party.

(j)            Risk Management.  Perform and comply in all material respects, and require its Subsidiaries to perform and comply in all material respects, with any risk management policies developed by the Borrower, including such policies, if applicable, related to (i) the retail and wholesale inventory distribution and trading procedures and (ii) dollar and volume limits.

(k)           [Reserved]

(l)            [Reserved]

(m)          Compliance with Sanctions and Anti-Corruption Laws.  Comply with any obligations that it may have under any Anti-Corruption Laws and maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  In the event that the Borrower becomes aware that it is not in compliance with any applicable Sanctions or Anti-Corruption Laws, the Borrower shall notify the Administrative Agent and diligently take all actions required thereunder to become compliant.

(n)           Further Assurances.  At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be reasonably necessary or that the Required Lenders through the Administrative Agent may reasonably request, to enable the Lenders and the Administrative Agent to lawfully enforce the terms and provisions of this Agreement and the Loan Documents and to exercise their rights and remedies hereunder and thereunder.  In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Actions required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Actions in full force and effect, except where such failure would not result in a Material Adverse Effect.

(o)           Compliance with ERISA. (i) Except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (y) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (z) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (zz) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (ii) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

(p)           Environmental Notices.  The Borrower shall furnish to the Administrative Agent, on behalf of the Lenders prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting its properties or, to the extent the Borrower has actual notice thereof, any adjacent property, and all facts, events or conditions that could lead to any of the foregoing; provided that the Borrower shall not be required to give such notice unless it reasonably believes that any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(q)           Environmental Matters.  Except where it could not reasonably be expected to have a Material Adverse Effect, the Borrower will not use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from its properties any Hazardous Materials other than as disclosed to the Lenders in writing at or prior to the Closing Date except for (i) Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in material compliance with all applicable Environmental Requirements or (ii) other Hazardous Materials the unlawful handling, discharge or disposal of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(r)            Environmental Release.  Upon becoming aware of the occurrence of an Environmental Release that could reasonably be expected to have a Material Adverse Effect, the Borrower will promptly investigate the extent of, and comply in all material respects with all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the noncompliance with which would not have a Material Adverse Effect.

SECTION 6.02	Negative Covenants.

Commencing on the Effective Date, until all of the Obligations have been paid and satisfied in full and the Commitments terminated, the Borrower will not, and will not cause or permit any of its Subsidiaries, to:

(a)           Liens, Etc.  Except as permitted in Section 6.02(c), create, incur, assume, or suffer to exist any Lien other than Permitted Liens.

(b)           Indebtedness.  Create or suffer, or permit to exist, any Indebtedness except for Permitted Indebtedness.

(c)           Obligation to Ratably Secure.  Except as permitted by Section 6.02(a), create or suffer to exist any Lien other than a Permitted Lien, in each case to secure or provide for the payment of Indebtedness, unless, on or prior to the date thereof, the Borrower shall have (i) pursuant to documentation reasonably satisfactory to the Administrative Agent and Required Lenders, equally and ratably secured the Obligations of the Borrower under this Agreement by a Lien acceptable to the Administrative Agent and Required Lenders, and (ii) caused the creditor or creditors, as the case may be, in respect of such Indebtedness to have entered into an intercreditor agreement in form, scope and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(d)           Mergers, Etc.  Merge or consolidate with or into any Person, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, any other wholly owned Subsidiary of the Borrower and (ii) any Subsidiary of the Borrower may merge or consolidate with and into the Borrower; provided, that the Borrower is the surviving corporation; provided, further, that in each case, immediately after giving effect to such proposed transaction, no Event of Default or Default would exist.

(e)           Sale of Assets, Etc.  Sell, transfer, lease, assign or otherwise convey or dispose of assets (whether now owned or hereafter acquired), in any single transaction or series of transactions, whether or not related having an aggregate book value in excess of 10% of the Consolidated assets of the Borrower and its Consolidated Subsidiaries, except for dispositions of capital assets in the ordinary course of business as presently conducted.

(f)            Restricted Investments.  Other than in the ordinary course of business, make or permit to exist any Investments, loans or advances to, or acquire any assets or property of any other Person, except for Permitted Investments.

(g)           New Business.  Enter into any business, in any material respect, which is not similar to the Borrower’s and its Subsidiaries’ business as of the Effective Date.

(h)           Distributions.  Pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock; provided, that (i) any Subsidiary of the Borrower may pay regularly scheduled dividends or make other distributions to the Borrower; (ii) if no Default or Event of Default exists or would result therefrom, the Borrower may pay distributions or dividends in either cash or its Capital Stock or may redeem or otherwise acquire its Capital Stock; and (iii) the Borrower may cause (A) the redemption of its Capital Stock having a preferred interest or (B) the acquisition of Capital Stock having a preferred interest of any trust created by the Borrower solely for the purpose of issuing preferred equity interests, the proceeds of which will be used by such trust to fund loans to the Borrower, only if, in each case (x) such redemption or acquistion is effected by the proceeds of of Capital Stock issued by the Company, or (y) such redemption or acquisition is effected with proceeds from Permittted Indebtedness; provided that before and after such redemption or acquisition as described in (x) and (y) above, no Default or Event of Default has occurred and is continuing.

(i)            Constituent Documents, Etc.  Change in any material respect the nature of its certificate of incorporation, by-laws, or other similar documents, or accounting policies or accounting practices (except as required or permitted by the Financial Accounting Standards Board or GAAP).

(j)            Fiscal Year.  Change its Fiscal Year.

(k)           Use of Proceeds.  Request any Loan, or use the proceeds of any Loan, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

SECTION 6.03	Reporting Requirements.

So long as any Lender shall have any Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will provide to the Administrative Agent:

(a)           as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter and consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified by the chief financial officer or the treasurer of the Borrower as fairly presenting in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such date, except for normal year-end adjustments, all in accordance with GAAP consistently applied (for purposes hereof delivery of the Borrower’s appropriately completed Form 10‑Q will be sufficient in lieu of delivery of such consolidated balance sheet and consolidated statements of income, retained earnings and cash flows), together with a Compliance Certificate, in the form of Exhibit G, of the chief financial officer or the treasurer of the Borrower (A) demonstrating and certifying compliance by the Borrower with the covenants set forth in Section 6.04 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(b)           as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Borrower, a copy of the annual report for such fiscal year for the Borrower and its Consolidated Subsidiaries, containing consolidated and consolidating financial statements for such year certified by, and accompanied by an unqualified opinion of, independent public accountants reasonably acceptable to the Administrative Agent (for purposes hereof, delivery of the Borrower’s appropriately completed Form 10‑K will be sufficient in lieu of delivery of such financial statements), together with a Compliance Certificate, in the form of Exhibit G, of the chief financial officer or the treasurer of the Borrower (A) demonstrating and certifying compliance by the Borrower with the covenants set forth in Section 6.04 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(c)           as soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each Default known to the Borrower, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(d)           upon the Borrower obtaining knowledge of the following, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten Business Days) of any of the following:  (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability in the amount of at least $1,000,000 pursuant to Section 4202 of ERISA, and (iv) the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(e)           as soon as possible and in any event within five (5) days after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 5.01(e) or (B) for which the Administrative Agent or the Lenders will be entitled to indemnity under Section 9.05;

(f)            as soon as possible and in any event within five (5) days after the sending or filing thereof, copies of all material reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(g)           as soon as possible and in any event within five (5) days after requested, such other information respecting the business, properties, assets, liabilities (actual or contingent), results of operations, prospects, condition or operations, financial or otherwise, of the Borrower or any Subsidiary thereof as any Lender through the Administrative Agent may from time to time reasonably request;

(h)           from time to time and promptly upon each request, information with respect to the Company (prior to the Closing Date) and the Borrower as a Lender may reasonably request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(i)            promptly, upon knowledge of any change in the Debt Rating, a certificate stating that the Debt Rating has changed with evidence of the new Debt Rating; and

(j)            to the extent the guaranty provided for herein in Article X is still in effect, the financial statements for the Company and its Subsidiaries in paragraphs (a) and (b) above (by substituting “the Company” for “the Borrower”, but without the requirement for the Company to deliver a Compliance Certificate).

Information required to be delivered pursuant to this Section 6.03 shall be deemed to have been delivered if such information shall have been posted by the Borrower on an Intralinks or similar site to which the Administrative Agent has been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Borrower shall have notified the Administrative Agent of the availability of all Form 10-Q and Form 10-K reports; provided that, if requested by the Administrative Agent or any Lender, the Borrower shall deliver a paper copy of such information to the Administrative Agent or such Lender.  Information required to be delivered pursuant to this Section 6.03 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Administrative Agent.

The Company and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company and the Borrower hereunder that have been approved by the Borrower in writing including via electronic transmission (collectively, “Informational Materials”) by posting the Informational Materials on SyndTrak Online or another similar electronic means (collectively, the “Electronic Means”) and (b) certain prospective Lenders (“Public Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, the Borrower or its Affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  Lenders will assume that all Informational Materials, other than publicly available Informational Materials filed pursuant to the Exchange Act or posted on Borrower’s website, include MNPI.  The Borrower hereby agrees that in the event any Informational Materials will not contain MNPI, the Borrower will notify Administrative Agent in writing (except with respect to Informational Materials filed pursuant to the Exchange Act, or posted on the Company’s website, which shall be deemed public) and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Informational Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Company, the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Informational Materials constitute Information, such Information shall be treated as set forth in Section 9.16 hereof).  Before distribution of any Informational Materials (a) to prospective Private Lenders, Borrower shall provide the Administrative Agent with written authorization (including email) authorizing the dissemination of the Informational Materials and (b) to prospective Public Lenders, the Borrower shall provide the Administrative Agent with written authorization (including email) authorizing the dissemination of the Informational Materials and confirming, to the Borrower’s knowledge, the absence of MNPI therefrom.

SECTION 6.04	Financial Covenants.

From and after the Closing Date and for so long as the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, maintain at the end of each fiscal quarter a ratio of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis (solely with respect to Pre-Funded Acquisition Debt, calculated net of the proceeds thereof held as cash and cash equivalents held on the balance sheet of the Borrower and its Subsidiaries) to Consolidated Total Capitalization of 0.70 to 1.0.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01	Events of Default.

Commencing on the Effective Date, each of the following events, should they occur and be continuing, shall constitute an “Event of Default”:

(a)           The Borrower shall fail to pay (i) any amount of principal when the same becomes due and payable or (ii) any interest, fees or any other amount payable hereunder within five (5) Business Days of when the same becomes due and payable; or

(b)           Any representation or warranty made by or on behalf of the Company or any Subsidiary in this Agreement, any Loan Document or by or on behalf of the Company or any Subsidiary (or any of their officers) in connection with this Agreement, any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           The Company or the Borrower shall fail (i) to perform or observe any term, covenant or agreement contained in Section 6.01(a), (e), (g), (h), (i) or (j), Section 6.02 (other than subsection (i)), Section 6.03, or Section 6.04, or Article X or (ii) to perform or observe any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 7.01) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)           The Borrower or any Significant Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred under this Agreement) thereof in the aggregate (for all such Persons) in excess of $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit (with or without the giving of notice, but without any further lapse of time) the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)           The Borrower or any Significant Subsidiary thereof shall (i) generally not pay its debts as such debts become due, or (ii) admit in writing its inability to pay its debts generally, or (iii) make a general assignment for the benefit of creditors, or (iv) any case or proceeding shall be commenced by or against the Borrower or a Significant Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding commenced against it (but not commenced by it), such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Borrower or a Significant Subsidiary thereof shall consent to or acquiesce in any such proceeding; or the Borrower or a Significant Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)            Any judgments or orders for the payment of money in excess of $25,000,000 (in the aggregate) shall be rendered against the Borrower or any Significant Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           The obligations of the Company or the Borrower or any Subsidiary under this Agreement or any other Loan Document shall become unenforceable, or the Company or the Borrower or any Subsidiary, or any court or governmental or regulatory body having jurisdiction over the Company or the Borrower or any Subsidiary, shall so assert in writing or the Company, the Borrower or any Subsidiary shall contest in any manner the validity or enforceability thereof; or

(h)           The occurrence of a Termination Event; or

(i)            Any Governmental Action shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lenders and the Administrative Agent; or

(j)            An “Event of Default” or “Default” under the SJI Credit Agreement; or

(k)           [Reserved]

(l)            A Change in Control shall occur.

SECTION 7.02	Upon an Event of Default.

Upon the occurrence and continuation of an Event of Default (but subject to Section 4.03), with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:  (i) Declare the principal of and interest on the Loans, the Notes and the other Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement to the contrary notwithstanding, and (ii) terminate the Commitments and any right of the Borrower to request Loans hereunder; provided, that upon the occurrence of an Event of Default specified in Section 7.01(e), the Commitments shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

SECTION 7.03	Rights and Remedies Cumulative; Non-Waiver; Etc.

The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive, and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Company, the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Company and/or the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b)  [reserved], (c) Lender from exercising setoff rights in accordance with Section 9.04 (subject to the terms of Section 2.16), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Company and/or the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.02 and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01	Appointment and Authority.

Each of the Lenders hereby irrevocably designates and appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company, the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 7.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities created under this Agreement as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06	Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 9.05 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

SECTION 8.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Company (prior to the Closing Date) or the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company (prior to the Closing Date) or the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent allowed in such judicial proceeding); and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.10	Lender Representations Concerning ERISA

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or the Borrower, that:

(i)            none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)           The Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, except as otherwise provided in Section 2.18, no such waiver and no such amendment, supplement or modification shall (a) extend the Termination Date or the maturity of any Loan or unreimbursed drawing, or reduce the rate or extend the time of payment of interest in respect thereof, or reduce any fee payable to any Lender hereunder or extend the time for the payment thereof or increase the amount of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.10(c) during the continuance of an Event of Default), (b) amend, modify or waive any provision of this Section 9.01 or Section 9.09(d) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, (c) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent, (d) waive, modify or eliminate any of the conditions precedent specified in Section 4.01, in each case without the written consent of all the Lenders, (e) forgive principal, interest, fees or other amounts payable hereunder without the written consent of each Lender directly and adversely affected thereby or (f) waive any requirement for the release of collateral or the Guaranty provided for in Article X (other than in accordance with its terms) without the written consent of all the Lenders; provided further, that (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (ii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 9.02	Notices, Etc.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

The Company or the Borrower:

c/o South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, New Jersey 08037
Attention:  Ann T. Anthony
Facsimile No.:  (609) 561-8225

With a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Aaron Adams
Facsimile No.: 212.351.6245

The Administrative Agent:

Administrative Agent’s Office
(for payments and borrowing related notices):
Bank of America, N.A.
2380 Performance Drive, Building C
Mail Code: TX2-984-03-23
Richardson, TX, 75082
Attention: Everlena Ballard
Telephone: 469-201-8217
Electronic Mail:  everlena.ballard@baml.com

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
555 California Street
Mail Code: CA5-705-04-09
San Francisco, CA  94104
Attention:  Kevin Ahart
Telephone:  415-436-2750
Facsimile:  415-503-5000
Electronic Mail:  kevin.ahart@baml.com

Wiring Instructions:
Bank of America, N.A.
New York, NY
Account No.:  1366072250600
ABA# 026009593
Account Name: Wire Clearing Acct for Syn Loans - LIQ
Ref: ETG Acquisition Corp.

If to any Lender, at its address or telecopy number set forth on Schedule I hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II, if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Company or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)           The Company and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Informational Materials available to the Lenders by posting the Informational Materials on the Platform.  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Informational Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Informational Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Informational Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, the Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 9.03	No Waiver; Remedies.

No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04	Set-off.

(a)           If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of the Company (until the Closing Date) or the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company (until the Closing Date) or the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender  or their respective Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company, the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Company and the Borrower consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company or the Borrower in the amount of such participation.

SECTION 9.05	Indemnification.

The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related reasonable out-of-pocket expenses (and shall pay or reimburse any such Indemnitee for including the fees, charges and disbursements of any counsel for any Indemnitee (limited to one counsel, representing all of the Indemnitees, taken as a whole, and, if necessary, of a single counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Claim or Environmental Liabilities related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of an Indemnitee or (y) result from a claim brought by the Company, the Borrower or any Subsidiary thereof against an Indemnitee or any controlled Affiliate or other Related Party of such Indemnitee directly involved in the with the transactions contemplated by this Agreement for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company, the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time, or if the Commitments have been reduced to zero, then based on such Lender’s ratable share of the outstanding Loans) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.16.

To the fullest extent permitted by applicable law, the Company and the Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  In addition, and without limitation of the indemnity provided in this Section, the Administrative Agent and each Lender agree not to assert any claim against the Company and the Borrower on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby.

All amounts due under this Section 9.05 shall be payable promptly after demand therefor.  Nothing in this Section 9.05 is intended to limit the Borrower’s obligations contained in Article II. Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section 9.05 shall survive the payment in full of amounts payable pursuant to Article II and Article III and the termination of the Commitments.

Section 9.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claimes, damages, etc. arising from any non-Tax claim.

SECTION 9.06	[Reserved].

SECTION 9.07	Costs, Expenses and Taxes.

The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, issuance, delivery, filing, recording, and administration of this Agreement,  the Loans and any other documents which may be delivered in connection with this Agreement, including, without limitation, the reasonable fees and out‑of‑pocket expenses of counsel for the Administrative Agent incurred in connection with the preparation and negotiation of this Agreement, the Loans and any document delivered in connection therewith and all reasonable costs and expenses incurred by the Administrative Agent (and, in the case of clause (iii) or (iv) below, any Lender) (including reasonable fees and out of pocket expenses of counsel) in connection with (i) with the use of Intralinks Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (ii) the transfer, drawing upon, change in terms, maintenance, renewal or cancellation of this Agreement and the Loans, (iii) any and all amounts which the Administrative Agent or any Lender has paid relative to the Administrative Agent’s or such Lender’s curing of any Event of Default resulting from the acts or omissions of the Borrower under this Agreement or any other Loan Document, (iv) the enforcement of, or protection of rights under, this Agreement or any other Loan Document (whether through negotiations, legal proceedings or otherwise), (v) [reserved] or (vi) any waivers or consents or amendments to or in respect of this Agreement or the Loans requested by the Borrower.  In addition, the Borrower shall pay any and all Other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Loans or any of such other documents, and agree to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower, the Administrative Agent and the Lenders contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense payment is sought based on each Lender’s Commitment Percentage at such time, or if the Commitments have been reduced to zero, then based on such Lender’s ratable share of the outstanding Loans) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.16.

SECTION 9.08	[Reserved].

SECTION 9.09	Benefit of Agreement.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company and the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)  in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)   in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 7.01(a) or 7.01(e) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)  the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default pursuant to Section 7.01(a) or 7.01(e) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender, Approved Fund or a Permitted Assignee, provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)   the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Company, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a Disqualified Institution.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)         In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage (unless the Commitments have been reduced to zero).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.17, 2.21, 9.05 and 9.07 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a Person specified in paragraph (b)(vi) of this Section or the Company, the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(c)            Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Company, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Sections 9.05 and 9.07 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 9.01 that directly affects such Participant and could not be effected by a vote of the Required Lenders.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.17 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.17 and 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  No Participant shall be entitled to the benefits of Section 2.17 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.10	Severability.

Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 9.11	Governing Law.

This agreement shall be governed by, and construed in accordance with, the laws of the state of New York.

SECTION 9.12	Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 9.13	Submission To Jurisdiction; Waivers.

Each of the Company and the Borrower hereby irrevocably and unconditionally:

(a)           agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, and submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such State court or, to the fullest extent permitted by Applicable Law, in such federal court;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company or the Borrower (as applicable) at its address set forth in Section 9.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

This Section 9.13 shall not be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

SECTION 9.14	Acknowledgments.

Each of the Company and the Borrower hereby acknowledges:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has a fiduciary relationship to the Borrower, and the relationship between the Administrative Agent and any Lender, on the one hand, and the Borrower on the other hand, is solely that of debtor and creditor; and

(c)           no joint venture exists between the Borrower and the Administrative Agent or any Lender.

SECTION 9.15	Waivers of Jury Trial.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.  THIS SECTION 9.15 SHALL NOT BE CONSTRUED TO CONFER A BENEFIT UPON, OR GRANT A RIGHT OR PRIVILEGE TO, ANY PERSON OTHER THAN THE PARTIES HERETO.

SECTION 9.16	Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below) and use it only for purposes of this Agreement, the Loan Documents and the transactions contemplated hereby and thereby, or for any other reason relating to this Agreement, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives for the purpose of evaluating, negotiating or entering into transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or any legal, judicial, administrative or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its Related Parties) to any swap derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, (h) to bank market data collectors and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and such source is not known by the Person receiving such Information to be in violation of this Section 9.16, (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliate, (k) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement or (l) in connection with a due diligence defense.  For purposes of this Section, “Information” means all information received from or on behalf of the Company, the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis without breach of this Section 9.16 prior to disclosure by the Company, the Borrower or any Subsidiary thereof; provided that, in the case of information received from the Company, the Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Lenders and Participants shall promptly notify the Borrower of its receipt of any subpoena or similar process or authority, unless prohibited therefrom by the issuing Person.  The confidentiality obligations applicable to the Administrative Agent and the Lenders in this Section 9.16 shall supersede any confidentiality obligations applicable to such parties in the Commitment Letter dated May 29, 2018 between the Company and the Commitment Parties (as defined therein).

SECTION 9.17	Counterparts; Integration; Effectiveness; Electronic Execution.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and the Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignment and assumption agreements, amendments or other modifications, Notices of Borrowing, Notices of Account Designations, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.18	Reversal of Payments.

To the extent the Company (prior to the Closing Date) or the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of any collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 9.19	No Advisory or Fiduciary Responsibility.

(a)           In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Arrangers and the Lenders on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders, has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Administrative Agent, the Arrangers the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

(b)           The Borrower acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, the Borrower or any of its Affiliates or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under this Agreement) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

SECTION 9.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

GUARANTY

SECTION 10.01	Guaranty.

During the period from and including the Effective Date and to and including the Closing Date, and not after the Closing Date, the Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lenders, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred in connection with the collection or enforcement thereof).  Without limiting the generality of the foregoing,  the Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Company or the Borrower under any Debtor Relief Laws.   The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Company under this Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

SECTION 10.02	Rights of Lenders.

The Company consents and agrees that the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Company under this Guaranty or which, but for this provision, might operate as a discharge of the Company.

SECTION 10.03	Certain Waivers.

The Company waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender) of the liability of the Borrower; (b) any defense based on any claim that the Company’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Company’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties.  The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations

SECTION 10.04	Obligations Independent.

The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

SECTION 10.05	Subrogation.

The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and this Agreement are terminated.  If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Lenders to reduce the amount of the Obligations, whether matured or unmatured.

SECTION 10.06	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Closing Date.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Company prior to the Closing Date is made, or any of the Lenders exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lenders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Company under this paragraph shall survive termination of this Guaranty.

SECTION 10.07	Subordination.

The Company hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Company as subrogee of the Lenders or resulting from the Company’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Lenders so request, any such obligation or indebtedness of the Borrower to the Company shall be enforced and performance received by the Company as trustee for the Lenders and the proceeds thereof shall be paid over to the Lenders on account of the Obligations, but without reducing or affecting in any manner the liability of the Company under this Guaranty.

SECTION 10.08	Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Lenders.

SECTION 10.09	Condition of Borrower.

The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Company requires, and that none of the Lenders has any duty, and the Company is not relying on the Lenders at any time, to disclose to the Company any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Company waiving any duty on the part of the Lenders to disclose such information and any defense relating to the failure to provide the same).

SECTION 10.10	Representations and Warranties.

On the Effective Date, the Company represents and warrants that each of the representations and warranties set forth in Sections 5.01(a), (b), (c), (d), (f)(i), (h) and (u) of this Agreement (as modified to substitute “the Company” for “the Borrower”, as applicable) are true and correct in all material respects (except for representations and warranties qualified by materiality, which shall be true and correct in all respects).

SECTION 10.11	Termination.

Upon the earlier of (i) the funding of all or any portion of the Loans on the Closing Date, and (ii) the Termination Date, in each case, all obligations of the Company under this Article X shall automatically terminate and be released and shall have no further effect, without the requirement for any further action by any Person or notice to any Person, and the Administrative Agent shall promptly (and each Lender, by authorization of the Administrative Agent’s entering into this Agreement, hereby authorizes the Administrative Agent to) take such actions and execute any such documents as may be reasonably requested by the Company and at the Company’s expense to further document and evidence such termination and release.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Vice President

[Signature Page to ETG Acquisition Corp. Credit Agreement]

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ Ann T. Anthony
Name: Ann T. Anthony
Title: Vice President, Treasurer, and Acting Corporate Secretary

[Signature Page to ETG Acquisition Corp. Credit Agreement]

ETG ACQUISITION CORP.

By:	/s/ Ann T. Anthony
Name: Ann T. Anthony
Title: Secretary and Treasurer

[Signature Page to ETG Acquisition Corp. Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Joseph Flynn
Name: Joseph Flynn
Title: SVP

[Signature Page to ETG Acquisition Corp. Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Vijay Prasad
Name: Vijay Prasad
Title: Senior Vice President

[Signature Page to ETG Acquisition Corp. Credit Agreement]

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Justin Martin
Name: Justin Martin
Title: Authorized Officer

[Signature Page to ETG Acquisition Corp. Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Anjelica Kelly
Name: Anjelica Kelly
Title: Authorized Signatory

[Signature Page to ETG Acquisition Corp. Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ Thomas E. Redmond
Name: Thomas E. Redmond
Title: Managing Director

[Signature Page to ETG Acquisition Corp. Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Jesse Tannuzzo
Name: Jesse Tannuzzo
Title: Vice President

[Signature Page to ETG Acquisition Corp. Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Ryan T. Hamilton
Name: Ryan T. Hamilton
Title: Vice President

[Signature Page to ETG Acquisition Corp. Credit Agreement]